Exhibit 99.1

News Release

Contact: Lynda Michielutti
952-591-3846

lmichielutti@moneygram.com

MoneyGram International Receives NYSE Notice
of Company’s Stock Price “Below Criteria” for Listing

MINNEAPOLIS, (Dec. 22, 2008) — MoneyGram International, Inc. (NYSE:MGI) today announced that on Dec. 16, 2008, the New York Stock Exchange (NYSE) provided official notification of non-compliance with continued listing standards requiring that stocks trade at a minimum average closing price of $1.00 per share over a consecutive 30-day trading period. As of Dec. 12, 2008, MoneyGram’s 30-day trading price averaged 99 cents per share.

The Company’s common stock remains listed on the NYSE under the symbol MGI, but the NYSE will assign a “.BC” indicator to the symbol to denote that the Company is below the quantitative continued listing standards. As required by the NYSE in order to maintain the listing, the Company will notify the exchange by Dec. 31, 2008, of its intent to cure this price deficiency and has until June 16, 2009, to comply with the listing standard.

About MoneyGram International, Inc.

MoneyGram International, Inc. is a leading global payment services company. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram has approximately 162,000 global money transfer agent locations in 180 countries and territories. For more information, visit the company’s website at www.moneygram.com.